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EXHIBIT 2.11 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, DATED AS OF MAY 14,
2003, BY AND AMONG JPE, INC., PLASTIC TRIM, INC. AND PTI ACQUISITION, LLC

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                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

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                                  BY AND AMONG

                              PTI ACQUISITION, LLC

                               PLASTIC TRIM, INC.

                                       AND

                                    JPE, INC.

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                                TABLE OF CONTENTS

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Article I         CERTAIN DEFINITIONS.......................................................................     1

Article II        PURCHASE AND SALE OF THE PURCHASED ASSETS.................................................     3

         2.1      Purchased Assets..........................................................................     3

         2.2      Excluded Assets...........................................................................     4

Article III       PURCHASE PRICE............................................................................     5

         3.1      Purchase Price............................................................................     5

         3.2      Assumption of Liabilities.................................................................     5

         3.3      Excluded Liabilities......................................................................     5

         3.4      Allocation of Purchase Price and Assumed Liabilities......................................     6

         3.5      Closing Date Balance Sheet................................................................     7

         3.6      Post-Closing Adjustment...................................................................     8

Article IV        COVENANT NOT TO COMPETE...................................................................     8

Article V         REPRESENTATIONS AND WARRANTIES OF THE SELLERS.............................................     9

         5.1      Organization and Qualification............................................................     9

         5.2      No Conflicts..............................................................................     9

         5.3      Subsidiaries..............................................................................    10

         5.4      Compliance with Laws......................................................................    10

         5.5      Litigation................................................................................    10

         5.6      Financial Statements......................................................................    10

         5.7      Accounts Receivable and Inventory.........................................................    10

         5.8      Real Property.............................................................................    11

         5.9      Personal Property.........................................................................    11

         5.10     List of Contracts.........................................................................    11

         5.11     Contracts.................................................................................    12

         5.12     Insurance.................................................................................    12

         5.13     Trademarks and Intellectual Property......................................................    12

         5.14     Tax Matters...............................................................................    12

         5.15     Employee Benefits.........................................................................    13

         5.16     Labor Matters.............................................................................    14

         5.17     Affiliated Agreements.....................................................................    14

         5.18     Environmental Matters.....................................................................    14

         5.19     Absence of Certain Changes and Events.....................................................    15
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         5.20     Product Design; Warranties................................................................    15

         5.21     Brokers...................................................................................    15

         5.22     Sellers' Knowledge........................................................................    16

Article VI        REPRESENTATIONS AND WARRANTIES OF BUYER...................................................    16

         6.1      Organization and Qualification............................................................    16

         6.2      Power and Authorization...................................................................    16

         6.3      No Conflicts..............................................................................    16

         6.4      Financial Condition.......................................................................    17

         6.5      WARN Act..................................................................................    17

         6.6      Investigation and Evaluation..............................................................    17

         6.7      Brokers...................................................................................    17

Article VII       PRE-CLOSING COVENANTS.....................................................................    18

         7.1      Sellers' Covenants........................................................................    18

         7.2      Publicity.................................................................................    19

         7.3      Cooperation and Best Efforts..............................................................    20

         7.4      Employee Arrangements.....................................................................    20

         7.5      Exclusive Negotiation Provision...........................................................    21

Article VIII      POST-CLOSING COVENANTS....................................................................    21

         8.1      Books and Records.........................................................................    21

         8.2      Compliance with WARN Act..................................................................    22

         8.3      Transition................................................................................    22

         8.4      Internal Revenue Service Forms............................................................    22

Article IX        CONDITIONS PRECEDENT TO THE BUYER'S PERFORMANCE...........................................    22

         9.1      Accuracy of Representations and Warranties; Performance by Sellers........................    22

         9.2      Closing Deliveries........................................................................    23

         9.3      Absence of Litigation.....................................................................    23

         9.4      Consents..................................................................................    23

         9.5      Satisfaction of Outstanding Indebtedness..................................................    23

Article X         CONDITIONS PRECEDENT TO THE SELLERS' PERFORMANCE..........................................    23

         10.1     Accuracy of Representations and Warranties; Performance by Buyer..........................    23

         10.2     Shareholder Consent.......................................................................    23
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         10.3     Closing Deliveries........................................................................    23

         10.4     Absence of Litigation.....................................................................    24

         10.5     Consents..................................................................................    24

Article XI        THE CLOSING...............................................................................    24

         11.1     The Closing...............................................................................    24

         11.2     Deliveries at the Closing.................................................................    24

Article XII       TERMINATION...............................................................................    26

         12.1     Termination...............................................................................    26

         12.2     Rights Not Impaired.......................................................................    26

         12.3     Procedure for Termination.................................................................    27

Article XIII      INDEMNITY.................................................................................    27

         13.1     Indemnification of Buyer..................................................................    27

         13.2     Indemnification of Seller.................................................................    28

         13.3     Indemnification Procedures................................................................    28

         13.4     Recovery of Costs; Limitation of Damages..................................................    29

         13.5     Disclaimer of Warranties..................................................................    30

Article XIV       MISCELLANEOUS.............................................................................    30

         14.1     Survival of Representations and Warranties................................................    30

         14.2     Counterparts..............................................................................    30

         14.3     Assignment................................................................................    31

         14.4     Fees and Expenses.........................................................................    31

         14.5     Notices...................................................................................    31

         14.6     Governing Law.............................................................................    32

         14.7     Further Actions and Assurances............................................................    32

         14.8     Effect of Headings........................................................................    32

         14.9     Severability..............................................................................    32

         14.10    Representations...........................................................................    32

         14.11    Entire Agreement; Modification; Waiver....................................................    33
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                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

         This Amended and Restated Asset Purchase Agreement ("Agreement") is made and entered into this 14th day of May 2003 by and among PTI Acquisition, LLC, an Ohio limited liability company ("Buyer"), Plastic Trim, Inc., an Ohio corporation ("PTI" or "Company"), and JPE, Inc., a Michigan corporation ("JPE" or "Shareholder"). PTI and JPE are sometimes individually referred to in this Agreement as a "Seller" and collectively as "Sellers".

         WHEREAS, Shareholder owns one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, Company and Shareholder desire to sell to Buyer, and Buyer desires to purchase from Company and Shareholder, substantially all of the assets of Company and certain assets of Shareholder used in the business of Company; and

         WHEREAS, Buyer and Sellers entered into an Asset Purchase Agreement dated as of April 28, 2003 (the "Original Purchase Agreement") and now desire to amend and restate such agreement.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties herein contained, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers do hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following meaning unless the context requires otherwise:

         "AUTHORIZATION" means any consent, license, permit, franchise, grant or authorization of any Governmental Authority.

         "BUYER DISCLOSURE STATEMENT" means the disclosure statement delivered to Sellers by Buyer in connection with the transactions contemplated by this Agreement.

         "BUYER TRANSACTION DOCUMENTS" mean the agreements, instruments and documents required to be delivered by Buyer in connection with the transactions contemplated by this Agreement.

         "CLOSING" means the consummation of the transactions described in
Article II of this

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Agreement in accordance with Article XI of this Agreement.

         "CLOSING DATE" means the date defined in Section 11.1 of this Agreement.

         "COMPANY TRANSACTION DOCUMENTS" means the agreements, instruments and documents required to be delivered by the Company in connection with the transactions contemplated by this Agreement.

         "CONTRACT" means any contract, agreement, license, lease, understanding or arrangement or other legally binding contractual right or obligation (whether written or oral).

         "DISCLOSURE STATEMENT" means the disclosure statement delivered to Buyer by the Sellers in connection with this Agreement.

         "ENCUMBRANCE" means any restriction, mortgage, deed of trust, pledge, lien, option, right of first refusal, security interest or other similar charge, claim or encumbrance, including any restriction on use, transfer, voting, receipt of income or other attribute of ownership.

         "ENVIRONMENTAL HEALTH AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Laws concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances into ambient air, surface water, ground water or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, Hazardous Substances or wastes.

         "ERISA AFFILIATE" means any entity under common control with the Company, within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code (as herein defined) or Section 4001(b) of ERISA (as herein defined).

         "GOVERNMENTAL AUTHORITY" means any federal, state, local or other governmental authority, or any political subdivision thereof, and any governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity having legal jurisdiction over any matter or Person in question.

         "HAZARDOUS SUBSTANCE" means (i) any substance designated or listed as a "hazardous substance" under Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or the regulations adopted pursuant thereto; (ii) any substance designated or listed as a "hazardous substance" under Sections 307 or 311 of the Clean Water Act or the regulations adopted pursuant thereto; or (iii) any substance defined, designated or listed as a "hazardous waste" under Section 1004(5) of the Resource Conservation and Recovery Act or the regulations adopted pursuant thereto.

         "LAW" means any ordinance, regulation, decree, order, statute, regulation, permit,

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license or certificate, or any judgment, order or award, of any court or other
Governmental Authority.

         "MATERIAL" OR "MATERIALLY" as used in Sections 9.1, 10.1 and 12.1(c),
(d) and (e) means, in respect to representations, warranties or covenants that the falsity or breach thereof would reasonably be likely to result in Damages (as defined in Section 13.1) to the party who did not make the false representations or warranties or breach the covenants in excess of $250,000 in the aggregate.

         "MATERIAL CONTRACT" means any Contract to which a Seller is a party that is included in the Purchased Assets and either which, in the reasonable expectation of the Sellers, could involve future payments in excess of $100,000 per annum or which is not terminable upon not more than thirty (30) days notice without payment of premium or penalty by a Seller in an amount in excess of $50,000.

         "PERSON" means an individual, corporation, partnership (limited or general), association, limited liability company, joint stock company, trust, estate, unincorporated organization or court or other Governmental Authority or any agency or subdivision thereof, or any other legally recognizable entity.

         "SHAREHOLDER TRANSACTION DOCUMENTS" means the agreements, instruments and documents required to be delivered by Shareholder in connection with the transactions contemplated by this Agreement.

         "TAXES" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

         "TAX RETURN" means a report, return or other information required to be supplied periodically to a Governmental Authority with respect to Taxes.

         "TRANSACTION DOCUMENT(S)" means one or more Buyer Transaction Document, Company Transaction Document or Shareholder Transaction Document, as applicable.

                                   ARTICLE II

                    PURCHASE AND SALE OF THE PURCHASED ASSETS

         2.1 PURCHASED ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase from Sellers, all right, title and interest of Sellers in and to all of the assets of

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Sellers, wherever located, except the Excluded Assets (collectively, the
"Purchased Assets"), including, but not limited to, the following assets, properties and rights:

                  (a) all raw material, work in process and finished goods inventory;

                  (b)      all accounts receivable;

                  (c) the machinery, equipment, vehicles, furniture and fixtures, and the supplies and spare parts related thereto, as set forth on
Section 2.1 of the Disclosure Statement, subject to any changes in such items as shall occur in the ordinary course of business between the date hereof and the Closing;

                  (d) all of the leasehold and ownership interests, as applicable, of the Sellers in the real property listed in Section 5.8 of the Disclosure Statement;

                  (e) all Contracts entered into by Sellers, including, but not limited to, those described in Schedule 5.10 of the Disclosure Statement;

                  (f)      the Authorizations of the Sellers listed in Sections
5.4 and 5.18 of the Disclosure Statement;

                  (g) all existing records, books, ledgers, files, documents, correspondence, advertising, promotional and marketing materials, studies and reports relating to the operation of the business of the Company, including Detroit Red Wings season ticket rights of Sellers; and

                  (h) all patents, trademarks and tradenames, including, but not limited to, Plastic Trim and Starboard Industries, owned by the Sellers.

         2.2 EXCLUDED ASSETS. Expressly excluded from the Purchased Assets sold by Seller to Buyer pursuant to Section 2.1 hereof are the following assets of the Seller (collectively, the "Excluded Assets"):

                  (a) all cash, investment securities, bank accounts, safe deposit boxes, prepaid insurance and the capital stock of PTI;

                  (b) all claims for income tax refunds to the extent such refunds relate to periods ending on or prior to the Closing;

                  (c) all corporate seals, articles of incorporation, minute books, stock books, tax returns and other records having to do with the corporate organization and capitalization of a Seller and any predecessor organizations;

                  (d) all rights that accrue or will accrue to the Sellers under this Agreement;

                  (e) any receivable of Company from Shareholder or ASC, Incorporated or Shareholder from Company or ASC, Incorporated;

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                  (f)      any assets of JPE that do not relate to the Company
or its business, including, without limitation, any rights or interests of JPE in connection with the sale of assets and stock of its former subsidiary, Dayton Parts, Inc. ("Dayton Parts"), the capital stock of JPE Finishing, Inc. and any assets used by JPE in running the holding company and not used in the business of the Company;

                  (g) any agreements between JPE and employees on JPE's payroll and any agreements between JPE and any employee on PTI's payroll;

                  (h) the tradename, trademarks and related intellectual property rights in respect to the name "JPE", "ASCET", and "ASC Exterior Technologies"; and

                  (i)      all assets, properties and rights, if any, listed on
Schedule 2.2(i).

                                  ARTICLE III

                                 PURCHASE PRICE

         3.1 PURCHASE PRICE. Subject to adjustment as provided in Section 3.6, the aggregate purchase price paid to Sellers by Buyer for the purchase of the Purchased Assets shall be Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000). One Million Dollars ($1,000,000) of the Purchase Price (the Earnest Money Deposit") was, contemporaneously with the execution of the Original Purchase Agreement, deposited by Buyer with Standard Federal Bank to be held in escrow in accordance with the terms of an escrow agreement executed April 28, 2003 and disbursed as follows: (i) if the Closing occurs, shall be retained in escrow as set forth below; (ii) if this Agreement is terminated as provided in Section 12.1(a), (b), (c), (e) or (f) shall be paid to Buyer; and
(iii) if this Agreement is terminated as provided in Section 12.1(d), shall be paid to Sellers. The Purchase Price shall be paid in cash to Sellers by Buyer on the Closing Date by wire transfer of immediately available funds to an account designated by Sellers. Buyer and Sellers shall give instructions to the escrow agent consistent with the provisions of this paragraph. The Earnest Money Deposit (the "Purchase Price Escrow Amount") shall be retained in the escrow account (the "Purchase Price Adjustment Escrow") with Standard Federal Bank and disbursed in accordance with Section 3.6(a) below.

         3.2 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume and agree to pay, discharge or perform, as appropriate, all of the liabilities and obligations of the Sellers relating to the operation of the business of Company (whether incurred by JPE or PTI), except for Excluded Liabilities (defined below) (collectively, the "Assumed Liabilities").

         3.3 EXCLUDED LIABILITIES. Buyer shall not assume or become responsible for any of the following liabilities or obligations of the Sellers (collectively, the "Excluded Liabilities"), whether accrued, absolute or contingent and Sellers shall be responsible for the Excluded Liabilities:

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                  (a)      any liabilities and obligations for taxes of Sellers
or any subsidiary or parent entity of Sellers, except to the extent included in the determination of Certified Net Working Capital (as herein defined);

                  (b) any liabilities and obligations that accrue or will accrue to the Sellers under this Agreement;

                  (c) any liabilities and obligations to any Person in respect to indebtedness for money borrowed;

                  (d) any liabilities and obligations that arise under ERISA (as herein defined) as a result of Sellers being an ERISA Affiliate of certain other Persons and that do not relate to actions or omissions of the Company;

                  (e) any final payment obligations of Sellers to MB Associates or its owners, Sellers agreeing to make such payment contemporaneously with Closing;

                  (f) any obligations (i) to those sixteen salaried employees of Sellers that Buyer indicated in a letter to Sellers dated May 1, 2003 that it will not hire ("Terminated Employees") and does not hire within six months of Closing, and (ii) for any payments in connection with a change-in-control of Sellers, including, but not limited to, completion bonus payments or bonus awards;

                  (g) any liabilities of JPE that do not relate to the Company or the Purchased Assets, including, without limitation, any liabilities relating to Excluded Assets, any liabilities in connection with the sale of assets and stock of Dayton Parts and any liability to shareholders of JPE;

                  (h) any liabilities of Company to Shareholder or ASC, Incorporated or of Shareholder to Company or ASC, Incorporated;

                  (i) any liability or obligation resulting from a lawsuit commenced by a third party against (x) a Seller prior to the Closing Date, or
(y) Buyer after the Closing Date, but in the case of (y) only to the extent relating to a breach by a Seller of an obligation of a Seller in the operation of the business of the Company prior to the Closing Date; and

                  (j) any liability of Company to vendors, General Motors and Sports Carrier Inc. in respect of the GMT 265 program.

         3.4 ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets as set forth on Schedule 3.4, provided that such allocation shall be adjusted appropriately to reflect adjustments to the Purchase Price made pursuant to Section 3.6 below. The allocation determined pursuant to this section shall be conclusive and binding for all purposes, and each party will file all forms, returns and other documents in a manner consistent with such allocation.

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         3.5      CLOSING DATE BALANCE SHEET.

                  (a) Within sixty (60) days after the Closing Date, Sellers shall prepare and deliver, or cause to be prepared and delivered, to Buyer the balance sheet for the Company as of the close of business on the Closing Date (the "Closing Date Balance Sheet"), except that the amount of the unfunded pension liability, if any, ("Unfunded Pension Liability") under the Plastic Trim, Inc. Hourly Pension Plan ("PTI Pension Plan") shall be determined as of April 30, 2003. The Closing Date Balance Sheet shall set forth the consolidated Net Working Capital (as defined below) of the Sellers, and shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") used in the preparation of the Historic Financial Statements (as defined in Section 5.6) of the Sellers, consistently applied, provided that the amount of the Unfunded Pension Liability as of April 30, 2003 shall be reasonably determined by the Company actuary using generally accepted actuarial principles and practices consistent with the requirements of the governing plan document, the Internal Revenue Code of 1986, as amended, and ERISA (as herein defined) and consistent with those used in determining the unfunded pension liability for Sellers' financial statements for the year ended December 31, 2002. For purpose of this Agreement, Net Working Capital shall be defined as set forth on Schedule 3.5." Buyer shall permit representatives of Sellers that are employed by Buyer to be reasonably available to Seller to assist Seller in the preparation of the Closing Date Balance Sheet.

                  (b) Unless the Buyer within 20 days after receipt of the Closing Date Balance Sheet gives the Sellers a notice objecting thereto and specifying the basis for such objection and the amount in dispute ("Notice of Objection"), such Closing Date Balance Sheet shall be considered accepted and binding upon the Sellers and Buyer. Sellers shall make available to Buyer during such 20 day period, at Buyer's written request, the working papers utilized by Sellers in preparing the Closing Date Balance Sheet. If within 20 days after the receipt of the Closing Date Balance Sheet, Buyer gives a Notice of Objection to the Sellers, the Sellers and Buyer shall negotiate in good faith with a view to resolving any differences. If such negotiations fail to resolve all disputed items within 15 days after Notice of Objection was first given by Buyer, the remaining disputed items shall be submitted to Deloitte & Touche or, if such accounting firm cannot serve for any reason, another recognized accounting firm reasonably satisfactory to Buyer and Sellers (the "Nonpartisan Accountants") for final resolution. After affording the Buyer and its representatives and the Sellers and their representatives the opportunity to present their positions as to the disputed items (which opportunity shall not extend for more than 30 days), the Nonpartisan Accountants shall resolve all disputed items in writing in accordance with the terms and conditions of this Agreement. Such resolution shall be final and binding upon the parties and shall be reflected in any necessary revisions to the Closing Date Balance Sheet. The fees, costs and expenses of the Nonpartisan Accountants in connection with any such determination shall be divided evenly between the Sellers and Buyer. Otherwise, the Sellers and Buyer shall each pay its costs in connection with this Section, including the fees and expenses of their respective attorneys and accountants, if any.

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         3.6      POST-CLOSING ADJUSTMENT.

                  (a) If the Net Working Capital as of the Closing Date as conclusively determined as provided in Section 3.5 (such conclusive determination is referred to herein as "Certified Net Working Capital"), is less than $6,180,000, then Sellers cause the amount of such deficiency to be paid to Buyer out of the Purchase Price Escrow Amount. The parties acknowledge that $700,000 was used as the Unfunded Pension Liability amount in computing the Net Working Capital base amount of $6,180,000 for purposes of this Section as Buyer is assuming that amount of Unfunded Pension Liability as of the Closing. The Unfunded Pension Liability is reflected in accounts 11002230 and 11002231 on
Schedule 3.5. In the event that the Purchase Price Escrow Amount is less than the amount of the adjustment, if any, payable to Buyer under this Section 3.6(a), Sellers shall pay or cause to be paid, to Buyer the amount of such deficiency. The positive remainder, if any, of (i) the Purchase Price Escrow Amount plus any net accrued interest earned on the Purchase Price Escrow Amount, less (ii) the amount of the adjustment, if any paid to Buyer out of the Purchase Price Adjustment Escrow under this Section 3.6(a), shall be paid to Sellers. In the event that no amount is payable to Buyer under this Section 3.6(a), then the entire Purchase Price Escrow Amount, plus all net accrued interest earned thereon, shall be paid to Sellers. If the Certified Net Working Capital is greater than $6,180,000, then Buyer shall pay, or cause to be paid, to Sellers the amount of such excess. Any payment pursuant to this Section 3.6(a) shall be made within five (5) business days following the determination of Certified Net Working Capital (such fifth business day, the "Due Date"). Any payment not made by the Due Date therefor shall bear interest from the Due Date at the rate of six percent (6%) per annum. Any amount payable to Buyer under this Section 3.6(a) shall be paid, first, out of the Purchase Price Adjustment Escrow. Buyer and Sellers shall give instructions to the escrow agent consistent with the provisions of this paragraph.

                  (b) Payments made pursuant to this Section 3.6 shall be made by wire transfer of immediately available funds to an account designated by the party receiving such payment.

                                   ARTICLE IV

                             COVENANT NOT TO COMPETE

         For a period of one year following the Closing, Sellers shall not engage in the business of manufacturing or distributing plastic trim side moldings in the United States or Canada to original equipment manufacturers of motor vehicles.

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                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

         Shareholder and the Company hereby represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:

         5.1 ORGANIZATION AND QUALIFICATION. The Shareholder is duly organized, validly existing and in good standing under the Laws of the State of Michigan. The Company is duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each Seller has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted. Each Seller is duly qualified to do business as a foreign corporation in each jurisdiction set forth beside its name in Section 5.1 of the Disclosure Statement.

         5.2      NO CONFLICTS.

                  (a) Except as set forth in Section 5.2(a) of the Disclosure Statement, the execution, delivery and performance of this Agreement do not and will not:

                           (i) violate or conflict with the articles of incorporation or bylaws of either Seller, or any Law binding upon either Seller;

                           (ii) violate or conflict with, result in a breach of or constitute a default or otherwise cause any loss of benefit under any Material Contract to which a Seller is a party, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to the Purchased Assets; or

                           (iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to the Purchased Assets.

                  (b) Section 5.2(b) of the Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any Governmental Authority, creditor, lessor or other Person required to be given or made by a Seller in connection with the execution, delivery and performance by Sellers of this Agreement and the Company Transaction Documents and the Shareholder Transaction Documents (the "Company Consents"). Except as set forth in Section 5.2(b) of the Disclosure Statement, all Company Consents have been obtained or made or Company will use reasonable efforts to have such Company Consents as are indicated on Section 5.2(b) of the Disclosure Statement obtained or made prior to the Closing.

                  (c) The Sellers have not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby.

         5.3 SUBSIDIARIES. Shareholder's only subsidiaries are the Company and JPE Finishing, Inc. JPE Finishing, Inc. is not conducting an active business. The Company has no subsidiaries.

         5.4      COMPLIANCE WITH LAWS.

                  (a) Other than with respect to Environmental Health and Safety Laws, as to which Sellers represent and warrant to Buyer solely as set forth in Section 5.18, each Seller is in compliance in all material respects with all Laws applicable to the conduct of its business.

                  (b) Other than with respect to Environmental Health and Safety Laws, as to which Sellers represent and warrant to Buyer solely as set forth in Section 5.18: (i) each Seller owns, holds, possesses or lawfully uses in the operation of its business all Authorizations that are necessary for it to conduct such business, (ii) set forth in Section 5.4 of the Disclosure Statement is a list of all material Authorizations of Sellers, and (iii) neither Seller is in default in any material respect, nor has any Sellers received any written notice of any claim of default, under any Authorization.

         5.5 LITIGATION. Except as set forth in Section 5.5 of the Disclosure Statement, there are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or affecting either Seller pending either in court or before any other Governmental Authority, or before an arbitrator of any kind, which if adversely determined could reasonably be expected to cause an Encumbrance to be imposed on the Purchased Assets. To the knowledge of Sellers, no such claim, action, suit, proceeding or investigation is presently threatened, which if adversely determined could reasonably be expected to cause an Encumbrance to be imposed on the Purchased Assets. There are no unsatisfied judgments, penalties or awards against or affecting the Sellers' assets or properties.

         5.6      FINANCIAL STATEMENTS

                  (a) Section 5.6 of the Disclosure Statement includes the balance sheet of the Sellers as at February 28, 2003 (the "Balance Sheet") and the related statement of income for the two (2) months then ended (collectively, the "Historic Financial Statements"). The Historic Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Sellers as of the respective dates thereof and for the periods therein referred to, all in accordance with GAAP, consistently applied, except for the omission of footnotes.

                  (b) The Balance Sheet fairly reflects, as of the date thereof, all material liabilities of the Sellers of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The Sellers have no material liabilities of a nature required to be reflected in a balance sheet prepared in accordance with GAAP that are not reflected on the Balance Sheet, except for current liabilities (within the meaning of GAAP) which have been incurred since the date thereof in the ordinary course of business consistent with past practice.

         5.7      ACCOUNTS RECEIVABLE AND INVENTORY.

                  (a) All accounts receivable of the Company represent obligations from sales made or services rendered in the ordinary course of business. Such receivables, net of reserves for doubtful accounts reflected on the Balance Sheet, are not, except as set forth in Section 5.7 of the Disclosure Statement, subject to any valid dispute, counterclaims, encumbrances or setoff known to the Company, or any other reduction or discount that has been agreed to by the Company.

                  (b) The Company has sufficient amounts of saleable inventory for the conduct of its business in the ordinary course.

         5.8 REAL PROPERTY. Section 5.8 of the Disclosure Statement briefly describes each interest in real property owned or leased by the Company, including the location thereof (collectively, the "Premises"). Except as set forth in Section 5.8 of the Disclosure Statement, the Company has good and marketable title in fee simple to the Premises owned by it, and has all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements referred to in Section 5.8 of the Disclosure Statement, in each case free and clear of any Encumbrances except for (i) liens for current taxes, assessments and governmental charges and levies which may be paid without penalty, interest or other additional charge, (ii) such easements and restrictions, if any, as do not materially detract from the value or marketability of the property subject thereto and (iii) any Encumbrances set forth in Section 5.8 of the Disclosure Statement. To the knowledge of the Company, no building or structure included in the Premises violates any restrictive covenant or encroaches on any property owned by others, except for those restrictive covenants and encroachments that could not reasonably be expected to have a Material Adverse Effect. No condemnation proceeding is pending or, to the knowledge of the Company, threatened, with respect to any of the Premises of the Company. The Company has made available to Buyer true and complete copies of all deeds and other instruments (as recorded) by which the Company acquired the Premises. To the knowledge of the Company, except as set forth in the Section 5.8 of the Disclosure Statement or in the leases and agreements identified therein, there are no lease agreements, purchase agreements, rights of first refusal, options or other agreements or commitments in effect conveying to any Person any rights with respect to the Premises.

         5.9 PERSONAL PROPERTY. Each Seller has all right, title and interest in and to all of its owned personal property included in the Purchased Assets, including, except as they have since been affected by transactions in the ordinary course of business, the personal property reflected as being owned in the Balance Sheet, free and clear of any Encumbrances, except such as are reflected in the Balance Sheet or Section 5.9 of the Disclosure Statement.

         5.10 LIST OF CONTRACTS. Section 5.10 of the Disclosure Statement sets forth the following:

                           (i) each Contract of the Company for the purchase or sale of real property;

                           (ii) each Material Contract of the Sellers included in the Purchased Assets;

                           (iii)    any guarantee by the Sellers of the
                                    obligations of its customers, suppliers, officers, directors, employees, affiliates or others;

                           (iv) any agreement which provides for the incurrence by the Sellers of indebtedness for borrowed money; and

                           (v) any mortgage or other form of secured indebtedness of the Sellers.

         Section 5.10 of the Disclosure Statement also sets forth the primary terms of all Contracts required to be listed thereon which are not in writing.

         5.11 CONTRACTS. Except as set forth in Section 5.11 of the Disclosure Statement, each Material Contract included in the Purchased Assets to which a Seller is a party or by which its assets are bound is to the actual knowledge of the Sellers in full force and effect and is valid, binding and enforceable against the Seller that is a party thereto in accordance with its terms. Except as described in Section 5.11 of the Disclosure Statement, each Seller has performed in all material respects all obligations required to be performed by it under each such Material Contract included in the Purchased Assets.

         5.12 INSURANCE. The description of the policies and binders of insurance of the Sellers contained in Section 5.12 of the Disclosure Statement identifies: (i) the respective issuers and expiration dates thereof; (ii) deductible amounts and amounts of coverage available and outstanding thereunder;
(iii) whether such policies and binders are "claims made" or "occurrences" policies, (iv) all self-insurance programs or arrangements and (v) any retrospective premium adjustments of which the Sellers have knowledge.

         5.13 TRADEMARKS AND INTELLECTUAL PROPERTY. Section 5.13 of the Disclosure Statement sets forth all material patents, tradenames, trademarks, service marks, brandmarks, brandnames, copyrights or registrations, or other material intellectual property or licenses thereof or applications therefor or interests therein, which the Company presently is using (other than commercially available software). The Company owns or has a valid license to use all of the technology, manufacturing processes and formulations that are material to its business as presently conducted. To the knowledge of the Company, the Company is not violating or infringing, and there is no pending or threatened claim of violation or infringement by the Company of any industrial property rights, including without limitation any patents, copyrights, trademarks, tradenames and trade secrets, owned by any third person.

         5.14 TAX MATTERS. All Tax Returns that are due and required to be filed by, or with respect to, the Company have been filed and will be filed to the extent required prior to Closing. Payment has been made of all Taxes required to be paid in respect of the periods covered by such Tax Returns. The Company is not delinquent in the payment of any Tax, assessment or governmental charge. There are no Tax liens upon the assets of the Company except liens for Taxes not yet due or being contested in good faith through appropriate proceedings. No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved or paid in full. No audits or other administrative proceedings or court proceedings are currently pending with regard to any material Tax or Tax Returns of the Company. The Company is not a party to any tax-sharing, allocation or indemnification agreement with any party.

         5.15     EMPLOYEE BENEFITS.

         Section 5.15 of the Disclosure Statement identifies each "employee pension benefit plan" ("Pension Plan"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and "employee welfare benefit plan" ("Welfare Plan"), as defined in Section 3(1) of ERISA maintained by or on behalf of the Company to provide benefits to employees of the Company (collectively, "Employee Benefit Plans"). The term "employee pension benefit plan" includes both funded and unfunded plans and both tax-qualified and non-qualified pension and deferred compensation plans and arrangements. In addition, Section 5.15 of the Disclosure Statement identifies each executive compensation, incentive bonus or other bonus stock options, stock purchase or severance pay program arrangement, agreement or commitment of Company (collectively, "Compensation Arrangements").

                  (a) Except as set forth in Section 5.15 of the Disclosure Statement, each Employee Benefit Plan and Compensation Arrangement has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA (including, without limitation, the funding and prohibited transactions provisions thereof) and each Pension Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been administered in material compliance with the applicable provisions of the Code.

                  (b) To the knowledge of the Company, there are no inquiries or proceedings regarding a material amount of assets pending or threatened by the Internal Revenue Service ("IRS"), the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary, with respect to any Employee Benefit Plan or Compensation Arrangement now or formerly maintained by the Company or to which the Company has contributed (other than routine benefit claims of participants and beneficiaries).

                  (c) Except as set forth in Section 5.15 of the Disclosure Statement, the Company is not required to contribute to any "multiemployer plan", as defined in Section 3(37) of ERISA.

                  (d) Each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the knowledge of Company, has not been disqualified.

                  (e) Except as set forth in Section 5.15 of the Disclosure Statement, the Company is not bound by any collective bargaining agreement or legally binding arrangement to maintain or contribute to any Employee Benefit Plan or Compensation Arrangement. Except as set forth in Section 5.15 of the Disclosure Statement, no Employee Benefit Plan is subject to the minimum funding requirements of Title I, Subtitle B, Part 3 of ERISA or subject to Section 412 of the Code.

                  (f) Except as set forth in Section 5.15 of the Disclosure Statement or as required under applicable law, (i) no Employee Benefit Plan provides retiree medical benefits to any of its employees or former employees and (ii) the Company is not contractually or otherwise obligated to provide any of its employees or former employees with medical benefits upon retirement or termination of employment.

                  (g) Complete and correct copies of the following documents have been made available by the Company to the Buyer: (i) all current plan documents and insurance contracts (if any), and amendments thereto, with respect to each of the Employee Benefit Plans or Compensation Arrangement, (ii) for each of the most recently ended two plan years, all IRS Form 5500 series forms (and any financial statement and other schedules attached thereto) with respect to any Employee Benefit Plan, (iii) the most recent IRS determination letter for each Pension Plan (if any), and (iv) all current summary plan descriptions and subsequent summaries of material modifications with respect to each of the Employee Benefit Plans.

         5.16 LABOR MATTERS. Except as set forth in Section 5.16 of the Disclosure Statement, none of the employees of the Company are, or during the last three years have been, represented by any union or other bargaining representative, and no application or petition for certification of a collective bargaining agent at or with respect to the Company is pending. Except as set forth in Section 5.16 of the Disclosure Statement, to the knowledge of the Company, during the last three years, no union has attempted to organize any group of employees of the Company and no such group has sought to organize into a union or similar organization for the purpose of collective bargaining. Except as set for on Section 5.16 of the Disclosure Statement, there are no pending grievances, arbitration proceedings, unfair labor practice charges or other similar controversies between the Company and any of their respective employees.

         5.17 AFFILIATED AGREEMENTS. Except as described in Section 5.17 of the Disclosure Statement, there are no agreements, arrangements or understandings between the Company and Shareholder that are included in the Purchased Assets.

         5.18 ENVIRONMENTAL MATTERS. Except as set forth in Section 5.18 of the Disclosure Statement:

                  (a) The Company has no knowledge of and has not received any written notice of violation or other written notification from any Governmental Authority or any third party alleging that the Company is in violation of any Environmental, Health and Safety Laws;

                  (b) The Company is not the subject of any administrative or judicial proceedings or investigations pursuant to any Environmental, Health and Safety Laws;

                  (c) To the knowledge of the Company, the Premises do not contain any Hazardous Substance that, under any Environmental, Health and Safety Laws currently in effect: (x) imposes or could reasonably be expected to impose on any Person liability for removal, remediation, or other cleanup, or damage to natural resources; or (y) could reasonably be expected to result in the imposition of an Encumbrance on the Premises or any of the assets of the Company;

                  (d) The Company has not received any request for information from any Governmental Authority or other Person related to any site which is, or may be, subject to actions for removal, response, remediation or cleanup of any Hazardous Substances, including, without limitation, any information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or similar laws of any state or province where the Company operates; and

                  (e) The Company has not received any order, demand, or other claim: (x) for removal, response, remediation or cleanup of any regulated substances; (y) for damage to natural resources; or (z) for personal injury or property damage related to the release or discharge of Hazardous Substances.

         5.19     ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Section 5.19 of the Disclosure Statement, since the date of the Balance Sheet, the Company has conducted its business in the usual and ordinary course consistent with past practice and there has not been any:

                           (i) material increase in any compensation payable to any shareholder, director, officer or employee of the Company;

                           (ii) adoption of or change in any Employee Benefit Plan, except as required by Law;

                           (iii) change in the accounting methods, principles or practices followed by the Company; or

                           (iv) agreement, whether or not in writing, to do any of the foregoing.

         5.20 PRODUCT DESIGN; WARRANTIES. Schedule 5.21 includes a copy of the current standard warranty of the Company and the Company's current warranty policy with respect to products created, manufactured, sold, distributed or licensed by the Company, other than any such implied by law. To the knowledge of the Company, there are no material, manufacturing or other defects, latent or otherwise, with respect to any such products. Except as described on Schedule 5.21, no products have been sold or distributed by the Company under an understanding or agreement by the Company that such products are returnable except pursuant to such warranties.

         5.21 BROKERS. No Person acting on behalf of the Sellers or under the authority of any of the foregoing is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than W.Y. Campbell & Company, whose fees and expenses shall be paid by Seller.

         5.22 SELLERS' KNOWLEDGE. For purposes of this Agreement, "to the knowledge of the Sellers" or "to the knowledge of the Company" or words of similar import shall be conclusively deemed to be only that knowledge actually possessed by Bill Carroll, Scott Koepke, Paul Koroly, Joseph Kwapisz, Robert Naglick, Robert Miller, Jack Miller (based in Beavercreek facility) and Michael Young. The Sellers shall not be deemed to have actual or constructive knowledge of any fact, circumstance or occurrence known to any person other than as set forth in the preceding sentence.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers as of the date of this Agreement and as of the Closing Date as follows:

         6.1 ORGANIZATION AND QUALIFICATION. Buyer is duly organized, validly existing and in good standing under the Laws under which it has been formed and has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted.

         6.2 POWER AND AUTHORIZATION. Buyer has full entity right, power and authority necessary to enter into and perform its obligations under this Agreement and under the Buyer Transaction Documents. This Agreement has been and, at the Closing, each Buyer Transaction Document will have been, duly and validly executed and delivered by Buyer. This Agreement constitutes, and each Buyer Transaction Document will constitute when executed and delivered by Buyer, Buyer's legal, valid and binding obligation, enforceable against it in accordance with its terms.

         6.3      NO CONFLICTS.

                  (a) Except as set forth in Section 6.3(a) of the Buyer Disclosure Statement, the execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not:

                           (i) violate or conflict with the certificate or articles of incorporation or bylaws of Buyer or other organizational documents of Buyer, or any Law binding upon Buyer; or

                           (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material Contract to which Buyer is a party.

                  (b) Section 6.3(b) of the Buyer Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any court or other

Governmental Authority, creditor, lessor or other Person required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the Buyer Transaction Documents (the "Buyer Consents"). Except as set forth in Section 6.3(b) of the Buyer Disclosure Statement, all Buyer Consents have been obtained or made or Buyer will use reasonable efforts to have same obtained or made prior to Closing.

                  (c) There are no actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or the Buyer Transaction Documents or which, if adversely determined, would have an adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or the Buyer Transaction Documents.

                  (d) Buyer has not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby.

         6.4 FINANCIAL CONDITION. Buyer has on hand or has access to the funds necessary to enable it to consummate the transactions contemplated by this Agreement. Buyer is not aware of any fact or circumstance that could reasonably be expected to prevent Buyer from obtaining the funds sufficient to consummate the transactions contemplated by this Agreement.

         6.5 WARN ACT. Buyer does not contemplate any "plant closing" or "employee layoff," as such terms are used in the Worker's Adjustment and Retraining Notification Act, as amended (the "WARN Act"), on or before the date is sixty-one (61) days from and after the Closing Date with respect to any employee of the Company.

         6.6 INVESTIGATION AND EVALUATION. Buyer acknowledges that: (a) Buyer is experienced in the operation of the type of businesses conducted by the Company; (b) Buyer and its directors, officers, employees, attorneys, accountants and advisors have been given the opportunity to (i) examine to the full extent deemed necessary and desirable by Buyer all books, records and other information with respect to the Sellers and (ii) visit with each Seller and meet with its officers and other representatives to discuss the business and the assets, liabilities, financial condition, cash flow and operations of the Company; (c) Buyer has taken full responsibility for determining the scope of its investigations of the Sellers and for the manner in which such investigations have been conducted, and has made its own independent examination, investigation, analysis and evaluation of the Sellers, including Buyer's own estimate of the value of the Purchased Assets; (d) Buyer is fully capable of evaluating the adequacy and accuracy of the information and material obtained by Buyer in the course of such investigations; and (e) Buyer has not relied on the Sellers with respect to any matter in connection with Buyer's evaluation of the Sellers, other than the representations and warranties of Sellers specifically set forth in Article V hereof.

         6.7 BROKERS. No Person acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE VII

                              PRE-CLOSING COVENANTS

         7.1      SELLERS' COVENANTS. Sellers covenant as follows:

                  (a) Buyer's Access to Premises and Information. Buyer and its representatives shall, prior to Closing, have reasonable access during normal business hours to the properties and business and the books and records of the Sellers to the extent pertaining to the business of the Company and the Purchased Assets. The Sellers shall furnish, or cause to be furnished, Buyer with such financial and operating data and other information as to the business and properties of the Sellers to the extent pertaining to the business of the Company and the Purchased Assets as Buyer shall from time to time reasonably request and as are reasonably available to the Sellers, including, but not limited to, the audited financial statements of JPE as at and for the 12 months ended December 31, 2002. Buyer acknowledges that certain of the information which may be made available to it is proprietary and includes confidential information. Buyer agrees that all information provided or made available to it or any of its representatives will be subject to the Confidentiality Agreement dated April 7, 2003 between C.W. Mercurio and W.Y. Campbell & Company ("Confidentiality Agreement") which agreement shall remain in full force and effect.

                  (b) Conduct of Business in Normal Course. Until the Closing, the Sellers shall carry on their business and activities only in the ordinary course, except Sellers may terminate such employees as Buyer has notified Sellers it will not hire as referred to in Section 7.4(a).

                  (c) Maintenance of Facilities and Assets. Until the Closing, the Sellers shall maintain the Purchased Assets and facilities operated by Company in substantially the same state of repair, order and condition as they were in as the date hereof, reasonable wear and tear excepted.

                  (d) Preservation of the Business. Until the Closing, the Company shall use reasonable efforts to preserve its business, business relationships and goodwill.

                  (e) Maintenance of Insurance. Until the Closing, the Sellers shall maintain insurance relating to the Company's business in the amounts and with the coverages described in Section 5.12 of the Disclosure Statement, subject to variations in amounts required by the ordinary operations of such businesses, and will pay all premiums thereon when due.

                  (f) Further Covenants. Except as expressly provided herein, between the date hereof and the Closing, except as may otherwise be consented to by Buyer, each Seller shall:

                           (i) not subject any of the Purchased Assets to any Encumbrance, other than Encumbrances disclosed in the Disclosure Statement, or dispose of any material assets other than inventory sold or used, accounts receivable collected upon and supplies used, in each case in the ordinary course of business consistent with past practice, and other than assets not used or useful in the conduct of its business;

                           (ii) maintain its books and records on a basis consistent with prior practice and the provisions herein;

                           (iii)    not:

                                    (1)      amend its articles of incorporation
                           or bylaws in a manner that could prevent the consummation of the transactions contemplated hereby; or

                                    (2)      fail to pay or discharge, in a
                           manner consistent with past practice, any of its liabilities or obligations.

                           (iv) comply in all material respects with all Laws and perform its contractual obligations without default in any material respect, other than matters contested in good faith; and

                           (v) cooperate with Buyer in obtaining all necessary consents and approvals required in connection with the transactions contemplated hereby.

                  (g) Union Contract. Company shall permit Buyer to attempt to negotiate with union leadership of the union which represents certain employees of Company an amendment to the current union contract, provided that such negotiation shall only take place in the presence of a representative of Company and only in accordance with an agenda agreed upon by Company. Any amendment that is agreed upon with union leadership shall only be presented to union membership for ratification on and after the date Buyer's right to terminate this Agreement under Section 12.1(e)(i) expires. Anything herein to the contrary notwithstanding, union leadership agreeing to an amendment or union membership ratifying any amendment shall not be a condition to Closing hereunder, and Buyer may not terminate this Agreement if no such amendment is agreed upon.

         7.2 PUBLICITY. Buyer, on the one hand, and Sellers, on the other hand, shall not, except to the extent required by Law or the rules of any securities exchange on which a party's or its affiliates' securities are traded, make any public announcement (whether written or oral) or notice to the press relating to any transaction contemplated by this Agreement without the prior approval of the other party hereto, which approval shall not be unreasonably withheld. In the case of any public announcement or other disclosure required by Law or the rules of any securities exchange on which a party's or its affiliates' securities are traded, each party shall, insofar as is practicable, consult with the other party prior to any such disclosure, but the other party's approval shall not be required.

         7.3 COOPERATION AND BEST EFFORTS. Each party hereto agrees to cooperate with the others in the performance of all obligations under this Agreement and to use its reasonable best efforts to fulfill its obligations under this Agreement, and to satisfy or cause to be satisfied, at or before the Closing, the conditions to its performance under this Agreement that are under its control.

         7.4      EMPLOYEE ARRANGEMENTS.

                  (a) Effective as of the Closing Date, Buyer shall offer employment with Buyer to all of the employees of the Company except that Buyer may refuse to offer employment to the Terminated Employees. A list of Company's employees, their titles, full or part time status and compensation method (i.e. salaried, hourly union or hourly non-union) as of the date hereof is set forth on Schedule 7.4(a). The Company shall provide Buyer with an updated Schedule 7.4(a) at the Closing which shall reflect all changes in such employees that occur between the date hereof and the Closing. Any offer of employment to such employees by Buyer shall, subject to Section 8.2, not be construed to limit the ability of Buyer to terminate any such employee at any time for any reason. Except as otherwise expressly contemplated by this Section 7.4, and except with respect to annual or hourly compensation, all such offers of employment pursuant to this Section 7.4(a) shall be for employment on terms and conditions (including severance) which, taken in the aggregate, are substantially comparable to the terms and conditions of employment currently in effect for such employees. Each such employee who accepts, as of the Closing Date, such offer of employment shall hereinafter be referred to as a "Transferred Employee."

                  (b) (i) This subsection (i) shall apply to non-tax qualified employee benefit plans. On and after the Closing Date, Buyer shall provide the Transferred Employees with substantially similar employee benefits, taken in the aggregate, as such employees were receiving as pre-Closing employees of Company (the "Buyer's Employee Benefits"), and shall credit the Transferred Employees for service with the Seller for purposes of eligibility and vesting under all of the Buyer's Employee Benefits to the extent that such service credit is applicable. No exclusions for pre-existing conditions shall apply to any disability or medical benefit plan for which Transferred Employees may otherwise be eligible. Except as otherwise expressly provided in this
Section 7.4, the Company, effective as of the Closing, shall give notice to all Transferred Employees that no additional benefits shall accrue under the Company's employee benefit plans and that the Transferred Employees will commence participation in the Buyer's employee benefit plans.

                           (ii)     This subsection (ii) shall apply to
tax-qualified employee benefit plans. Company is the sponsor of the Plastic Trim, Inc. Hourly Employees 401(k) Plan ("PTI's 401(k) Plan") and the PTI Pension Plan. Effective as of the Closing Date, Buyer and Company shall take such actions as are necessary to cause Buyer to assume sponsorship of PTI's 401(k) Plan and PTI's Pension Plan, together with the related trusts. All PTI's 401(k) Plan and PTI's Pension Plan assets and liabilities shall be transferred to Buyer in accordance with the requirements of applicable law.

                                    To the extent any Transferred Employee is
not a member of the

International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, Local Union 888 and is a participant in the JPE, Inc. 401(k) Savings Plan, Buyer shall allow any such Transferred Employee to "roll over" such employee's vested account balance (including any outstanding loans in such account) in the JPE, Inc. 401(k) Savings Plan to a tax qualified 401(k) plan to be established by Buyer, in which such Transferred Employees shall be eligible to participate ("Buyer's 401(k) Plan"). Buyer's 401(k) Plan shall provide substantially similar benefits, and have substantially similar terms and conditions, as the JPE, Inc. 401(k) Savings Plan. Buyer's 401(k) Plan shall credit any such Transferred Employee for service with the Sellers for purposes of eligibility and vesting. Buyer shall establish Buyer's 401(k) Plan as of the Closing Date.

         7.5 EXCLUSIVE NEGOTIATION PROVISION. Until such time, if any, as this Agreement is terminated pursuant to Article XII, Sellers will refrain from negotiations with any potential buyer of all or substantially all of the stock or assets of Company. Notwithstanding the foregoing, if (A) a Seller receives an unsolicited bona fide proposal in writing by any Person relating to a purchase of all or substantially all of the stock or assets of a Seller ("Competing Transaction"), (B) the Board of Directors of JPE, after duly considering the advice of outside legal counsel to JPE, determines in good faith that the failure to negotiate with or enter into a letter of intent or other transaction agreement with such a Person regarding a Competing Transaction would be reasonably likely to constitute a breach of its fiduciary duties to stockholders imposed by applicable Law, (C) JPE notifies Buyer in writing that it intends to take such action, (D) in the event that JPE proposes to enter into a transaction agreement with respect to such Competing Transaction, JPE attaches the most current version of such agreement to such notice, and (E) Buyer does not make, within 96 hours of receipt of JPE's written notification of its intention to take such action, a written offer that is at least as favorable, from a financial point of view (after considering all of the terms of such Competing Transaction) to the stockholders of JPE as such Competing Transaction, as determined in good faith by the Board of Directors of JPE after duly considering the advice of JPE's investment bankers, JPE may terminate this Agreement upon written notice to Buyer and payment to Buyer of a breakup fee equal to $437,500 plus actual documented out of pocket expenses of up to $150,000. Upon such termination, neither the Sellers on the one hand nor the Buyer on the other hand shall have any further right or obligation to the other (under Article XII hereof or otherwise), except that Buyer shall continue to be bound by the non-disclosure terms of the Confidentiality Agreement.

                                  ARTICLE VIII

                             POST-CLOSING COVENANTS

         8.1 BOOKS AND RECORDS. Buyer will use its best efforts to preserve all books and records of the Sellers included in the Purchased Assets, and to provide Shareholder or its agents reasonable access to such books and records for a period of six years following the Closing Date, or until such later date as preservation of and access to those books and records is no longer required by any governmental or similar body.

         8.2 COMPLIANCE WITH WARN ACT. Effective as of Closing, Buyer shall comply in all respects with the WARN Act and shall not take any action that would subject Sellers to any liability or obligation, including, without limitation, any disclosure or announcement obligation, under the WARN Act.

         8.3 TRANSITION. Shareholder shall permit Buyer to use the sales office currently utilized by Company in Auburn Hills, Michigan and the related phone and e-mail system for sales activities for a period of up to 4 months after Closing at a monthly rate of $2,000 per month, payable at the Closing and on the first day of each month thereafter, so long as Buyer complies with the operating terms of Shareholder's lease of such premises. Buyer shall permit Shareholder and Company to use computers and software included in the Purchased Assets and located in Auburn Hills, Michigan for a period of approximately 4 months after Closing at no charge to Shareholder or Company.

         8.4 INTERNAL REVENUE SERVICE FORMS. Pursuant to the "Alternative Procedure" provided in Section 5 of the Revenue Procedure 96-60, 1996 C.B. 399, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941, (i) Sellers shall report, and the Buyer shall report, on a "predecessor-successor" basis as set forth therein, (ii) Sellers shall be relieved from furnishing Forms W-2 to Transferred Employees, and (iii) the Buyer shall assume the obligations of Sellers to furnish such forms to such employees for the full 2003 calendar year. Sellers represent and warrant that all amounts withheld from employees for taxes, assessments and other governmental charges have been paid over to the appropriate governmental authority, together with all matching amounts due and owing from the Company (e.g., social security employee/employer portions).

         8.5 USE OF NAME. Company shall change its name so that Buyer can use the name "Plastic Trim" and "Starboard Industries."

                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO THE BUYER'S PERFORMANCE

         The obligation of Buyer to purchase the Purchased Assets from Seller under this Agreement is subject to the satisfaction, on or before the Closing Date, of all the conditions set forth in this Article IX. Buyer may waive any or all of these conditions in whole or in part, but only in writing.

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE BY SELLERS. The representations and warranties of the Company and Shareholder contained in this Agreement shall be true and correct in all Material respects, except for changes permitted or contemplated by this Agreement or as otherwise set forth on an updated disclosure letter (the "Bring-Down Letter") attached to the closing certificate to be delivered to Buyer pursuant to Section 11.2(b)(i), on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). The Company and Shareholder shall have performed and complied with all

Material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         9.2 CLOSING DELIVERIES. Buyer shall have received the deliveries set forth in Sections 11.2(a) and 11.2(b).

         9.3 ABSENCE OF LITIGATION. No order shall have been entered by any court or other Governmental Authority to restrain or prohibit the transactions contemplated by this Agreement that shall not have been dismissed or resolved.

         9.4 CONSENTS. All material consents, approvals, permits, orders and actions set forth in Section 5.2(b) of the Disclosure Statement that are indicated as being obtained as a condition to Closing and Section 6.3(b) of the Buyer Disclosure Statement shall have been obtained and shall be in full force and effect.

         9.5 SATISFACTION OF OUTSTANDING INDEBTEDNESS. At or before the Closing, all liens on the Purchased Assets securing indebtedness for borrowed money shall have been released.

                                   ARTICLE X

                CONDITIONS PRECEDENT TO THE SELLERS' PERFORMANCE

         The obligation of the Sellers to sell and transfer the Purchased Assets to Buyer under this Agreement is subject to the satisfaction, at or before the Closing, of all conditions set forth in this Article X. The Sellers may waive any or all of these conditions in whole or in part, but only in writing.

         10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE BY BUYER. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all Material respects, except for changes permitted or contemplated by this Agreement, on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). Buyer shall have performed and complied with all Material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         10.2 SHAREHOLDER CONSENT. The sale and transfer of the Purchased Assets to Buyer shall have been approved by the vote of the holders of a majority of the outstanding capital stock of Shareholder entitled to vote thereon.

         10.3 CLOSING DELIVERIES. Seller shall have received the deliveries set forth in Section 11.2(c).

         10.4 ABSENCE OF LITIGATION. No order shall have been entered by any court or other Governmental Authority to restrain or prohibit the transactions contemplated by this Agreement that shall not have been dismissed or resolved.

         10.5 CONSENTS. All consents, approvals, permits, orders and actions set forth in Section 5.2(b) of the Disclosure Statement that are indicated as being obtained as a condition to Closing shall have been obtained and shall be in full force and effect.

                                   ARTICLE XI

                                   THE CLOSING

         11.1 THE CLOSING. The "Closing Date" refers to the date upon which the parties consummate the purchase and sale of the Purchased Assets as contemplated herein, and shall occur on or before June 6, 2003 or such later date as the parties agree. The consummation of the purchase and sale of the Purchased Assets (the "Closing") shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103, commencing at 10:00 a.m., local time, on the Closing Date, and shall be effective as of 12:01 a.m. eastern standard time on the Closing Date. Subject to Article XII, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any Person of any obligation hereunder.

         11.2 DELIVERIES AT THE CLOSING. At the Closing, in addition to the other actions contemplated elsewhere herein:

                  (a) Shareholder shall deliver, or shall cause to be delivered, to Buyer the following:

                           (i) a certificate, dated the Closing Date and signed by the President or any Vice President of the Shareholder, to the effect set forth in Section 9.1.

                           (ii) a Certificate of Good Standing as of a recent date for the Shareholder, certified by the Secretary of the State of Michigan.

                           (iii) copies of the resolutions of the board of directors and shareholders of the Shareholder authorizing the execution, delivery and performance of this Agreement and the Shareholder Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of the Shareholder.

                           (iv) a Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale and Assumption Agreement"), in form and substance reasonably satisfactory to counsel for Buyer and JPE and duly executed by JPE, conveying to Buyer all of the JPE's right, title and interest in and to the Purchased Assets.

                  (b)      Company shall deliver to Buyer the following:

                           (i) a certificate, dated the Closing Date and signed by the President or any Vice President of the Company, to the effect set forth in Section 9.1.

                           (ii)     a copy of the Company's articles of
                                    incorporation and bylaws, and all amendments thereof to date, certified as of a recent date by the Secretary of the State of Ohio and by the Secretary or an Assistant Secretary of the Company, and accompanied by a Certificate of Good Standing as of a recent date for the Company, certified by the Secretary of the State of Ohio.

                           (iii) copies of the resolutions of the board of directors and sole shareholder of the Company authorizing the execution, delivery and performance of this Agreement and the Company Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of the Company.

                           (iv) a Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale and Assumption Agreement"), in form and substance reasonably satisfactory to counsel for Buyer and PTI and duly executed by PTI, conveying to Buyer all of the PTI's right, title and interest in and to the Purchased Assets.

                           (v) a deed, an assignment of lease and such other instruments of transfer and conveyance, in form and substance reasonably satisfactory to counsel for Buyer and PTI and duly executed by PTI, as are required in order to transfer to Buyer good and marketable title to or a valid leasehold interest in, as applicable, the Premises.

                  (c) Buyer shall deliver, or shall cause to be delivered, to Sellers the following:

                           (i) immediately available funds in the amount of the Purchase Price.

                           (ii) a certificate, dated the Closing Date signed by the President or any Vice President of Buyer, to the effect set forth in Section 10.1.

                           (iii) a copy of Buyer's articles or certificate of incorporation and bylaws (or other organizational documents) and all amendments thereof to date, certified as of a recent date by the Secretary of State of Ohio and by the Secretary or an Assistant Secretary of Buyer, and accompanied by a certificate of good standing as of a recent date for Buyer, certified by the Secretary of State of Ohio.

                           (iv) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer.

                                   ARTICLE XII

                                   TERMINATION

         12.1 TERMINATION. This Agreement may be terminated prior to the Closing Date:

                  (a)      by mutual consent of Buyer and Sellers; or

                  (b) by Buyer or Sellers if the transactions contemplated hereby are not consummated on or before June 16, 2003; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c) by Buyer, if any representation or warranty of the Company or Shareholder made in or pursuant to this Agreement is untrue or incorrect in any Material respect or the Company or Shareholder Materially breaches the covenants or other terms of this Agreement; or

                  (d) by Sellers if any representation or warranty of Buyer made in or pursuant to this Agreement is untrue or incorrect in any Material respect or Buyer Materially breaches the covenants or other terms of this Agreement; or

                  (e) by Buyer on or before May 14, 2003, if Buyer's due diligence investigation unveils material liabilities that were not disclosed in the Disclosure Statement and Sellers are unwilling to indemnify Buyer against such material liabilities, or

                  (f)      by Seller pursuant to Section 7.5.

         12.2 RIGHTS NOT IMPAIRED. Except as otherwise specifically provided in Section 7.5, in the event of any failure to consummate any transaction contemplated by this Agreement, no provision of this Agreement shall impair, limit or otherwise affect the right of any party hereto to sue any Person for breach of contract, including, without limitation, for breach of any representations, warranties or covenants contained herein. Under no circumstances shall any party hereto be liable for any special, consequential, indirect or punitive damages for any misrepresentation or breach of any provision of, or any other matter arising pursuant to, this Agreement or any Transaction Document.

         12.3 PROCEDURE FOR TERMINATION. A party terminating this Agreement pursuant to Section 12.1 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party.

                                  ARTICLE XIII

                                    INDEMNITY

         13.1     INDEMNIFICATION OF BUYER.

From and after the Closing, Sellers shall jointly and severally indemnify and hold Buyer harmless from and against any liabilities, obligations, losses, damages, costs, charges or other expenses of every kind and character, including reasonable attorneys' fees and disbursements (collectively, "Damages") arising after the Closing and actually suffered by or incurred by Buyer arising out of or as a result of (i) the inaccuracy of any of the representations or warranties contained in the second sentence of Section 5.8, Section 5.9, Section 5.14,
Section 5.18 and Section 5.21 ("Surviving Representations") or the breach, nonfulfillment or nonperformance of any covenant or agreement of the Company or Shareholder under this Agreement or any other Transaction Document, (ii) any and all amounts which relate to liability for income taxes of the Sellers for any period or periods ending on or before the Closing Date, (iii) any and all amounts which relate to liabilities and obligations that arise under ERISA (as herein defined) as a result of the Company being an ERISA Affiliate of certain other Persons and that do not relate to actions or omissions of the Company, or
(iv) customer mandated containment due to parts produced by Company prior to the Closing Date. Notwithstanding the foregoing, Sellers shall not be required to indemnify or hold harmless Buyer with respect to any Damages incurred by Buyer under clauses (i) or (iv) above unless, until and then only to the extent that the aggregate amount of all Damages incurred by Buyer in respect of which Sellers would be liable to Buyer under clauses (i) and (iv) above exceeds $500,000 ("Basket"), except that the Basket shall not apply to Damages incurred by Buyer as a result of a breach of the Surviving Representations. Further, notwithstanding anything contained herein to the contrary, the aggregate amount required to be paid by Sellers pursuant to this Section 13.1 in respect of all Damages for which Sellers would be liable to Buyer under clauses (i) and (iv) above shall not exceed $4,000,000 and in no event shall Sellers be liable under clause (iv) above for containment costs for a period of more than six (6) months after same is mandated. In no event shall Sellers be liable under this Section
13.1 for Damages if C. William Mercurio, John A. Keighley or Otto A. Depaulis had actual knowledge on or prior to the Closing Date of the misrepresentation, breach of warranty or nonperformance or breach of covenant giving rise to such Damages. A claim relating to indemnification arising out of a breach of the Surviving Representations or out of a breach by Sellers of a covenant or agreement under this Agreement or any Transaction Document or under clause (ii) or (iii) above may be made at any time before the expiration of the statute of limitations that would be applicable to an action brought by the appropriate Person with respect to the matters forming the basis for such claim. A claim under clause (iv) above may be made at any time before 190 days after the Closing.

                  (a) The remedy provided by this Section 13.1, subject to the limitations set forth in this Article XIII, shall be Buyer's sole and exclusive remedy for the recovery of any damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any (i) misrepresentation or breach of warranty made by or on behalf of the Sellers in this Agreement or in any certificate delivered by the Sellers pursuant hereto, (ii) non-fulfillment of any agreement or covenant on the part of the Sellers or (iii) any other aspect of any transaction contemplated by this Agreement.

                  (b) Notwithstanding any other provision hereof, Seller shall have no liability in respect of any claim for indemnification under this
Section 13.1:

                           (i) if and to the extent that provision or reserve for or in respect of the liability or other matter giving rise to such claim has been made in the Closing Date Balance Sheet;

                           (ii) if and to the extent that such claim arises or is increased as a result of any change in legislation that takes effect retrospectively;

                           (iii) if and to the extent that such claim occurs or is increased as a result of any increase in the rate of taxation in force at the date hereof;

                           (iv) if and to the extent that such claim is wholly or partly attributable to any voluntary act, omission, transaction or arrangement of Buyer from and after the Closing;

                           (v) to the extent that Buyer is insured against any loss or damage suffered by it arising out of such breach or claim under the terms of any insurance policy; or

                           (vi) to the extent that such claim relates to any matter disclosed in the Disclosure Statement or the Bring Down Letter.

         13.2 INDEMNIFICATION OF SELLER. From and after the Closing, Buyer shall indemnify and hold harmless each of the Sellers from and against any and all Damages arising after the Closing and actually suffered or incurred by a Seller arising out of or as a result of (i) the inaccuracy of any representation or warranty or the breach, nonfulfillment or nonperformance of any covenant or agreement of Buyer under this Agreement or any other Transaction Document or
(ii) the ownership or operation by Buyer of the Purchased Assets and the conduct by Buyer of the business that had been conducted by Company, including, without limitation, any liability arising under any Environmental, Health and Safety Laws; or (iii) Sellers having made payments to Terminated Employees under
Section 3.3(f) that Buyer rehires within six months of Closing.

         13.3     INDEMNIFICATION PROCEDURES.

                  (a) No party hereto shall be deemed to have breached any representation, warranty, or covenant if (i) such party shall have notified the other party hereto in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, such representation, warranty or covenant and (ii) such other party has permitted the Closing to occur, in which case such other party shall be deemed to have waived such breach or inaccuracy.

                  (b) In case any claim is made, or any suit or action is commenced, by a third party against Buyer in respect of which indemnification under Section 13.1 may be sought by it hereunder, or a Seller in respect of which indemnification under Section 13.2 may be sought hereunder, the indemnified party (the "Indemnitee") shall promptly give the indemnifying party (the "Indemnifying Party") notice thereof and the Indemnifying Party shall be entitled to control the defense thereof. The Indemnitee may (but need not) retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitee. The Indemnifying Party may at any time notify the Indemnitee of its intention to settle or compromise any claim, suit or action against the Indemnitee and provide the Indemnitee with the specifics of the intended settlement or compromise, and the Indemnifying Party may settle or compromise any such claim, suit or action unless the Indemnitee notifies the Indemnifying Party in writing (within ten (10) business days after the Indemnifying Party has given written notice of its intention to settle or compromise) that the Indemnitee intends to conduct or to continue to conduct the defense of such claim, suit or action. Unless the Indemnitee gives the notice referred to in the foregoing sentence with respect to settlements or compromises, any such settlement or compromise of, or (notwithstanding any notice from the Indemnitee referred to in the foregoing sentence) any final judgment or decree entered on or in respect of any claim, suit or action shall be binding upon, the Indemnitee as fully as if the Indemnitee had assumed and controlled the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgement or decree. If the Indemnitee conducts or continues the conduct of the defense of any claim, suit or action as aforesaid, it shall do so at its own cost and expense above the terms of an intended settlement or compromise proposal by the Indemnifying Party, holding the Indemnifying Party harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such defense.

                  (c) If an Indemnitee is entitled to be indemnified hereunder other than in respect of a claim made or action commenced against Buyer or a Seller as referred to in Section 13.3(b), the Indemnifying Party shall be given written notice thereof promptly by the Indemnitee, which notice shall specify the amount and nature of the amounts to be indemnified and include the request of the Indemnitee for indemnification of such amount. The Indemnifying Party shall within twenty (20) days pay to the Indemnitee the amount so specified, or deliver to the Indemnitee written notice setting forth in reasonable detail why Indemnifying Party is not obligated to pay such amount, in which event the parties shall use good faith efforts to resolve any disputed matters. Upon payment in full of any claim, the party making payment shall be subrogated to the rights of the indemnified party against any Person with respect to the subject matter of such claim.

         13.4 RECOVERY OF COSTS; LIMITATION OF DAMAGES. If any dispute resolution, legal or equitable action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this

Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action, in addition to any other relief to which it or they may be entitled. Under no circumstances shall any party hereto be liable for any special, consequential, indirect or punitive damages for any misrepresentation or breach of any provision of, or any other matter arising pursuant to, this Agreement or any Transaction Document. Notwithstanding anything herein to the contrary, Damages shall be computed on an after-tax basis, and shall be net of any insurance recoveries and any refunds, rebates and/or reductions of taxes resulting from each item of Damages and/or the events giving rise thereto. In addition, under no circumstances shall Damages include any losses, claims, liabilities, damages, obligations, costs or expenses to the extent they affect or relate to any business or operation of Buyer, including, without limitation, the financial condition, prospects or operations thereof, other than the business of the Company from and after the Closing.

         13.5 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THE SURVIVING REPRESENTATIONS, SELLERS ARE SELLING THE PURCHASED ASSETS (AND THE BUSINESS REPRESENTED THEREBY) ON AN "AS IS, WHERE IS" BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither the Sellers nor their respective representatives or other Persons shall be deemed to have made to Buyer any representation or warranty other than as expressly made by Sellers in Article V hereof, including without limitation any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, forecasts or other forward looking information, summaries or schedules heretofore made available to Buyer or any other information which is not included in this Agreement or the Disclosure Statement. Neither the Sellers nor their respective representatives or other Persons will have or be subject to any liability to Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer or any of its agents, consultants, accountants, counsel or other representatives.

                                  ARTICLE XIV

                                  MISCELLANEOUS

         14.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Other than the Surviving Representations, the representations and warranties of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall not survive the Closing Date. The Surviving Representations shall survive the Closing until the expiration of the statute of limitations that would be applicable to an action brought by the appropriate Person alleging a breach of such representation or warranty.

         14.2 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

         14.3 ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, but this Agreement shall not be assignable by a party without the prior written consent of the other party, except that Buyer may assign this Agreement to an affiliate of Buyer, but in such event the original signatory hereto as well as the affiliate assignee shall be jointly and severally liable for the obligations of Buyer hereunder.

         14.4 FEES AND EXPENSES. The Sellers and Buyer shall pay all fees, costs, and expenses (including without limitation legal and accounting expenses) incurred or to be incurred by each in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, however, that Buyer shall pay all documentary, transfer, and sales taxes that arise out of or in connection with the transactions contemplated by this Agreement, except for taxes imposed on the transfer of the owned Premises described in Section 5.8 above which taxes shall be paid one-half by Sellers and one-half by Buyer.

         14.5 NOTICES. All notices, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of successful transmission) or, (iii) two business days following deposit thereof (with all postage and other fees paid) with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers, as applicable, set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

                  Buyer:            PTI Acquisition LLC
                                    c/o C. William Mercurio
                                    2594 Lantz Road
                                    Beavercreek, Ohio 41434

         With a Copy to:            Coolidge, Wall, Womsley & Lombard Co., LPA
                                    23 West First Street, Suite 600
                                    Dayton, Ohio 45402
                                    Attn: Hugh E. Wall III

                  Company:          Plastic Trim, Inc.
                                    3909 Research Boulevard
                                    Dayton, Ohio 45430
                                    Facsimile: 937-429-3969
                                    Attn: Bill Carroll, General Manager

                  Shareholder:      JPE, Inc.
                                    1030 Doris Road
                                    Auburn Hills, Michigan 48326-2613
                                    Facsimile: 248-232-1199
                                    Attn: Scott Koepke, President & COO

         With a Copy to:            Drinker Biddle & Reath LLP
                                    1000 Westlakes Drive, Suite 300
                                    Berwyn, PA 19312
                                    Facsimile: 610-993-8585
                                    Attn: Neil K. Haimm, Esq.

         14.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the internal Laws of the State of Ohio without regard to the principles of conflicts of Laws thereof.

         14.7 FURTHER ACTIONS AND ASSURANCES. Each of the parties hereto shall use such party's reasonable best effort to take such action as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. From time to time, at Buyer's request, whether at or after the Closing and without further consideration, Sellers shall execute and deliver such further instruments of assignment, conveyance and transfer and take such other actions as Buyer may reasonably request to convey and transfer more effectively to Buyer any of the Purchased Assets. Buyer shall, after the Closing, from time to time, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Sellers. In addition, Buyer shall, at the reasonable request of Sellers, make Transferred Employees reasonably available to assist Sellers in the preparation of its financial statements for the period prior to the Closing and to assist, at Sellers' expense, Sellers in the defense of any claims for which Sellers have responsibility hereunder.

         14.8 EFFECT OF HEADINGS. The subject headings of the articles and sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         14.9 SEVERABILITY. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         14.10 REPRESENTATIONS. No representation or warranty in this Agreement shall be deemed violated if the information required to be disclosed by a party in any such representation or warranty is disclosed by such party in or in response to any other representation or warranty of such party in this Agreement.

         14.11 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement, together with the other agreements referred to herein, constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, representations, and undertakings of the parties hereto. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by any party making the waiver.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                      JPE, INC.

                                      By:  _____________________________________
                                      Name:
                                      Title:

                                      PLASTIC TRIM, INC.

                                      By:  _____________________________________
                                      Name:
                                      Title:

                                      PTI ACQUISITION, LLC

                                      By: ______________________________________
                                      Name: C. William Mercurio
                                      Title: President

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